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                                                                    EXHIBIT 99.1
DATE: August 13, 2002

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Tower Automotive, Inc.
1101 West River Parkway                      5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415                 Grand Rapids, Michigan 49546

John Mackay (612) 455-1700                   Anthony Barone (616) 802-1600
                                             David Tuit (616) 802-1591

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES RESUMPTION OF SHARE REPURCHASE PROGRAM

GRAND RAPIDS, Mich., August 13 -- Tower Automotive, Inc. (NYSE: TWR), today announced that it is to resume its stock repurchase program. On May 26, 2000, the company's board of directors authorized the repurchase of up to $100 million of the company's outstanding common stock. During the year ended December 2000, the company repurchased 4.1 million shares at a total cost of approximately $40.2 million. No shares were repurchased during 2001. Accordingly, approximately $59.8 million remains available for repurchase under the program.

         Shares may be purchased from time to time in the open market at prevailing prices and at times and amounts to be determined by the board's executive committee as market conditions and the company's capital position warrant. The purchased shares will be placed in treasury and may subsequently be reissued for general corporate purposes.

         "We are delivering strong cash flow in excess of our reinvestment needs," said President and Chief Executive Officer Dug Campbell, "and will continue to focus on three primary uses of free cash flow: paying down debt, financing acquisitions and repurchasing stock. We believe that, at current stock price levels, investing in Tower Automotive stock is an attractive use of free cash flow from a shareholder value perspective and will not compromise our commitment regarding the permanent reduction in leverage reflected in the company's strong balance sheet."

         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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